Exhibit 4.3

Execution Version

JSC NOTE

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS SECURITY SHOULD CAREFULLY REVIEW THE TERMS OF THIS SECURITY, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS SECURITY AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS SECURITY.

THIS SECURITY IS SUBJECT TO THE INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF SEPTEMBER 20, 2022, BETWEEN WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ABL AGENT, AND TASCR VENTURES CA, LLC, AS SUBORDINATED CREDITOR REPRESENTATIVE (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “ABL INTERCREDITOR AGREEMENT”). PAYMENT UNDER THIS SECURITY IS SUBORDINATE TO THE RIGHT OF PAYMENT IN FULL OF THE ABL OBLIGATIONS (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT), AND ANY SECURITY INTEREST OR LIEN SECURING THIS SECURITY IS SUBORDINATE TO THE LIENS SECURING THE ABL OBLIGATIONS, IN EACH CASE IN ACCORDANCE WITH, AND OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF, THE ABL INTERCREDITOR AGREEMENT.

THIS SECURITY IS SUBJECT TO THE TERM LOAN / JUNIOR SECURED CONVERTIBLE NOTES INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF SEPTEMBER 20, 2022, BETWEEN ALTER DOMUS (US) LLC, AS TERM LOAN AGENT, AND TASCR VENTURES CA, LLC, AS SUBORDINATED CREDITOR REPRESENTATIVE (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “TERM LOAN – JSC NOTES INTERCREDITOR AGREEMENT”). PAYMENT UNDER THIS SECURITY IS SUBORDINATE TO THE RIGHT OF PAYMENT IN FULL OF THE TERM LOAN OBLIGATIONS (AS DEFINED IN THE TERM LOAN – JSC NOTES INTERCREDITOR AGREEMENT), AND ANY SECURITY INTEREST OR LIEN SECURING THIS SECURITY IS SUBORDINATE TO THE LIENS SECURING THE TERM LOAN OBLIGATIONS, IN EACH CASE IN ACCORDANCE WITH, AND OTHERWISE SUBJECT TO THE TERMS AND CONDITIONS OF, THE TERM LOAN – JSC NOTES INTERCREDITOR AGREEMENT.

THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), MARC D. KATZ, EXECUTIVE VICE PRESIDENT, PRINCIPAL AND CHIEF OPERATING OFFICER AND INTERIM CHIEF FINANCIAL OFFICER, A REPRESENTATIVE OF THE ISSUER HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS SECURITY, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). HE MAY BE REACHED AT TELEPHONE NUMBER (972) 387-3562.

Tuesday Morning Corporation

JSC NOTE

No. J-1

Issuance Date: September 20, 2022	Original Principal Amount: U.S. $6,930,000[1]

FOR VALUE RECEIVED, Tuesday Morning Corporation, a Delaware corporation (the “Issuer”), hereby promises to pay to TASCR Ventures, LLC or registered assigns (the “Holder”) in cash and/or in shares of Common Stock (as defined below) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise and as increased pursuant to Section 2(a) hereof, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate plus, without duplication, any other amounts accrued pursuant to Section 2(b) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This JSC Note (including all JSC Notes issued in exchange, transfer or replacement hereof, this “JSC Note”) is one of an issue of the “JSC Notes” issued on the Closing Date pursuant to the Note Purchase Agreement. Certain capitalized terms used herein are defined in Section 30.

1.                  PAYMENTS OF PRINCIPAL. Unless previously prepaid, redeemed, or converted as provided herein, on the Maturity Date, the Issuer shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest. The “Maturity Date” shall mean December 31, 2027, as such date may be extended at the option of the Holder. Other than as specifically permitted by this JSC Note, the Issuer may not prepay any portion of the outstanding Principal or accrued and unpaid Interest.

(a)               Securities Contract. The Issuer and the Holder hereby acknowledge and agree that the Note Purchase Agreement is a “securities contract” as defined in 11 U.S.C. § 741 and that the Holder shall have all rights in respect of this JSC Note and the Note Purchase Agreement as are set forth in 11 U.S.C. § 555 and 11 U.S.C. § 362(b)(6), which are hereby incorporated in this JSC Note and made a part hereof as if such provisions were set forth herein.

1 JSC Note J-2 was issued in an aggregate principal amount of $17,570,000 and is otherwise identical in form to JSC Note J-1.

(b)               Order of Conversion and/or Redemption. Notwithstanding anything herein to the contrary (but subject to the terms of each Intercreditor Agreement), with respect to any partial conversion or redemption hereunder, as applicable, the Issuer shall convert or redeem, as applicable, First, all accrued and unpaid Interest hereunder and under any Other Notes constituting JSC Notes or Management JSC Notes held by such Holder; Second, all other amounts owed (other than Principal) hereunder and under any Other Notes constituting JSC Notes or Management JSC Notes held by such Holder; and Third, all Principal outstanding hereunder and under any Other Notes constituting JSC Notes or Management JSC Notes held by such Holder, in each case, immediately prior to any such conversion or redemption, as applicable, in each case, allocated pro rata among this JSC Note and such Other Notes constituting JSC Notes or Management JSC Notes held by such Holder.

2.                  INTEREST.

(a)               Payment of Interest. From and after the Issuance Date, Interest shall accrue hereunder at a rate equal to the Interest Rate and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable, if applicable, in arrears on the last Business Day of any Semi-Annual Period during which Interest accrues hereunder (an “Interest Date”) to the record holder of this JSC Note as of such Interest Date in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Issuer; provided, however, that with respect to the Interest payable on any Interest Date on or prior to the second anniversary of the Closing Date, the Issuer may, in lieu of paying all or a portion of such Interest in cash, elect to increase the Principal by an amount equal to all or a portion of such Interest (such election, the “Interest Conversion Election” and such amount, the “Interest Conversion Amount”). Notwithstanding the foregoing, in the event that as of any Interest Date, all or any portion of accrued and outstanding Interest is not permitted to be paid in cash pursuant to the terms of each Intercreditor Agreement (any such event, an “Interest Payment Blockage Event”), the Principal shall be deemed to be increased by an amount equal to such Interest and shall be deemed included in the Interest Conversion Amount (regardless of whether the Issuer shall have made an Interest Conversion Election or delivered an Interest Conversion Election Notice). Any portion of the Interest not included (or deemed included) in the Interest Conversion Amount shall be payable on the applicable Interest Date in cash. The decision whether to make an Interest Conversion Election shall be at the sole discretion of the Issuer; provided, that the Issuer shall give the Holder a written notice of its Interest Conversion Election (an “Interest Conversion Election Notice”) at least ten (10) Trading Days prior to the applicable Interest Date. Except to the extent provided herein with respect to an Interest Payment Blockage Event, the Issuer’s failure to timely deliver an Interest Conversion Election Notice to the Holder shall be deemed an election by the Issuer to pay the full amount of the Interest on such Interest Date in cash; provided that, notwithstanding anything to the contrary herein, the Issuer shall be deemed to have made an Interest Conversion Election with respect to each Interest Date occurring prior to the delivery of a Cash Interest Election Notice. Any Interest Conversion Amount added to the Principal pursuant to an Interest Conversion Election shall, from and after the applicable Interest Date, be deemed part of the Principal, and Interest shall begin to accrue thereon on the Interest Date on which such Interest Conversion Amount would otherwise have been payable if no Interest Conversion Election had been made. Subject to the terms of each Intercreditor Agreement, accrued and unpaid Interest, if any, shall also be payable prior to an Interest Date by way of inclusion of the Interest in the Conversion Amount (as defined in Section 3(b)(i)) on each (i) Conversion Date (as defined in Section 3(c)(i)) in accordance with Section 3(c)(i) and/or (ii) upon any redemption hereunder occurring prior to the Maturity Date, including, without limitation, upon a Bankruptcy Event of Default redemption.

(b)               Default Rate. Notwithstanding the foregoing, if (x) any Principal of or Interest on this JSC Note or any fees or premiums or other amount payable by the Issuer hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise or (y) any Event of Default exists, then, in each case, all outstanding amounts hereunder shall bear Interest, after as well as before judgment, at a rate per annum equal to 2.00% (the “Default Rate”) plus the Note Interest Rate. For the avoidance of doubt, interest pursuant to this Section 2(b) shall be paid at the times and in the manner set forth in Section 2(a).

3.                  CONVERSION OF NOTES. At any time or times after the Issuance Date, this JSC Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a)               Conversion Right. At any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount for duly authorized, validly issued, fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below); provided that until the Certificate of Incorporation Amendment is effective, no more than 90,000,000 shares of Common Stock may be issued upon conversion of the JSC Notes and the Other Notes. The Issuer shall not issue any fraction of a share of Common Stock upon any conversion. If the conversion would result in the issuance of a fraction of a share of Common Stock, the Issuer shall round such fraction of a share of Common Stock up to the nearest whole share. The Issuer shall pay, or cause to be paid, any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)               Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) (the “Conversion Rate”) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price.

(i)                 “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made and (B) accrued and unpaid Interest, if any, with respect to such Principal.

(ii)              “Conversion Price” means, as of any Conversion Date or other date of determination, $0.077, subject to adjustment as provided herein.

(c)               Mechanics of Conversion.

(i)                 Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for delivery on or prior to 5:00 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (a “Conversion Notice”) to the Issuer and (B) if required by Section 3(c)(iii), but without delaying the Issuer’s obligation to deliver shares of Common Stock on the applicable Share Delivery Date (as defined below), surrender this JSC Note to a common carrier for delivery to the Issuer as soon as practicable on or following such date (or an indemnification undertaking with respect to this JSC Note in the case of its loss, theft, destruction or mutilation in compliance with the procedures set forth in Section 18(b)). No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required. On or before the first (1st) Business Day following the date of delivery of a Conversion Notice, the Issuer shall transmit by facsimile or electronic mail a confirmation of receipt of such Conversion Notice to the Holder and the Issuer’s transfer agent for the Common Stock (the “Transfer Agent”). On or before the earlier of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which the Holder has delivered a Conversion Notice to the Issuer (a “Share Delivery Date”), the Issuer shall issue in uncertificated book-entry form the number of shares of Common Stock to which the Holder shall be entitled and evidence thereof shall be promptly delivered by the Transfer Agent to the Holder. If requested by the Holder, the Issuer shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this JSC Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this JSC Note is greater than the Principal portion of the Conversion Amount being converted, then the Issuer shall as soon as practicable and in no event later than three (3) Business Days after delivery of this JSC Note and at its own expense, issue and deliver to the Holder a new JSC Note (in accordance with Section 18(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this JSC Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Conversion Date, irrespective of the date such Conversion Shares are credited to the Holder’s account with The Depository Trust Company (the “DTC”) or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

(ii)              Issuer’s Failure to Timely Convert. If the Issuer shall fail on or prior to the applicable Share Delivery Date to issue and deliver the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (a “Conversion Failure”), then the Holder, upon written notice to the Issuer, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this JSC Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Issuer’s obligations to make any payments which have accrued prior to the date of such notice.

(iii)            Registration; Book-Entry. The Issuer shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each JSC Note and the Principal (and stated interest thereon) held by such holders (the “Registered JSC Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Issuer and the holders of each JSC Note shall treat each Person whose name is recorded in the Register as the owner of a JSC Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered JSC Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered JSC Note by the Holder, the Issuer shall record the information contained therein in the Register and issue one or more new Registered JSC Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered JSC Note to the designated assignee or transferee pursuant to Section 18. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this JSC Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this JSC Note to the Issuer unless (A) the full Conversion Amount represented by this JSC Note is being converted or (B) the Holder has provided the Issuer with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this JSC Note upon physical surrender of this JSC Note. The Holder and the Issuer shall maintain records showing the Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Issuer, so as not to require physical surrender of this JSC Note upon conversion. If the Issuer does not update the Register to record such Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(iv)             Pro Rata Conversion; Disputes. In the event that the Issuer receives a Conversion Notice from the Holder and one or more holders of Other Notes for the same Conversion Date and the Issuer can convert some, but not all, of such portions of this JSC Note and/or Other Notes submitted for conversion, then, subject to Section 1(b) and analogous provisions under such Other Notes, the Issuer shall convert the Notes submitted for conversion on such date in the following order of priority: (A) first, the Issuer shall convert the maximum possible portion of the FILO C Notes submitted for conversion, pro rata among the holders of FILO C Notes electing to have their FILO C Notes converted on such date in proportion to the Principal amounts of the FILO C Notes submitted for conversion on such date, and (B) second, the Issuer shall convert the maximum possible portion of this JSC Note and the Other Notes constituting JSC Notes or Management JSC Notes submitted for conversion, pro rata among the Holder and the holders of such Other Notes constituting JSC Notes or Management JSC Notes in proportion to the principal amounts of this JSC Note and such Other Notes constituting JSC Notes or Management JSC Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this JSC Note, the Issuer shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

4.                  RIGHTS UPON EVENT OF DEFAULT.

(a)               Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (xiii) and (xiv) shall constitute a “Bankruptcy Event of Default”:

(i)                 (A) the suspension of the Common Stock from trading on an Eligible Market for a period of two (2) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on an Eligible Market;

(ii)              the Issuer’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Business Days after the applicable Conversion Date or (B) notice, written or oral, to the Holder or any holder of the Other Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of this JSC Note or any Other Note into shares of Common Stock that is tendered in accordance with the provisions of this JSC Note or analogous provisions under such Other Note;

(iii)              [reserved];

(iv)             the Issuer fails to remove (or cause to be removed) any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion of any Securities and when required by such Securities or any other Transaction Document, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) consecutive Trading Days;

(v)               any representation or warranty made or deemed made by any Note Party in any Note Document, or in any certificate or other instrument required to be given by any Note Party in writing furnished in connection with or pursuant to any Note Document, shall prove to have been false or misleading in any material respect when so made, deemed made pursuant to the terms of the Note Documents or so furnished by such Note Party;

(vi)             default shall be made in the payment of any Principal or Interest of this JSC Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(vii)          default shall be made in the payment of any fee or any other amount (other than an amount referred to in Section 4(a)(vi)) due under any Note Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(viii)        default shall be made in the due observance or performance by the Note Parties of any covenant, condition or agreement contained in Sections 5.05(a), 5.07 or in Article VI of the Term Loan Agreement in the form incorporated into the Note Purchase Agreement pursuant to Section 3.12 thereof;

(ix)             default shall be made in the due observance or performance by any Note Party or any of its Subsidiaries of any covenant, condition or agreement contained in any Transaction Document (other than those specified in Sections 4(a)(vi), 4(a)(vii) or 4(a)(viii)) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) written notice thereof from the Collateral Agent or the Required Holders to the Issuer or (B) any Responsible Officer of a Note Party obtaining knowledge of such breach or default;

(x)               (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (other than the ABL Loan Obligations, the Term Loan Obligations or the FILO C Notes Obligations) or any trustee or agent on its or their behalf to cause any such Material Indebtedness (other than the ABL Loan Obligations, the Term Loan Obligations or the FILO C Notes Obligations) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Issuer or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness (other than the ABL Loan Obligations) at the stated final maturity thereof; provided, that this Section 4(a)(x) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted under the Note Documents; provided, further, that any such failure is unremedied and not waived by the holders of such Material Indebtedness prior to the acceleration of this JSC Note pursuant to this Section 4;

(xi)             any event or condition that results in any Other Note that is a JSC Note or a Management JSC Note becoming due prior to its scheduled maturity;

(xii)          there shall have occurred a Fundamental Transaction;

(xiii)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Issuer or any Subsidiary, or of a substantial part of the property or assets of the Issuer or any material Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any Subsidiary or for a substantial part of the property or assets of the Issuer or any such Subsidiary or (iii) the winding-up or liquidation of the Issuer or any Subsidiary (except, in the case of any such Subsidiary, in a transaction permitted by Section 6.05 of the Term Loan Agreement in the form incorporated into the Note Purchase Agreement pursuant to Section 3.12 thereof); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(xiv)         the Issuer or any Subsidiary, shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 4(a)(xiii), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any such Subsidiary or for a substantial part of the property or assets of the Issuer or any such Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(xv)           the failure by the Issuer or any Subsidiary to pay one (1) or more final judgments aggregating in excess of $8.25 million (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Issuer or any Subsidiary to enforce any such judgment;

(xvi)         (i) an ERISA Event and/or a Foreign Plan Event (each, as defined in the Term Loan Agreement as in effect on the Issuance Date) shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s) (as defined in the Term Loan Agreement as in effect on the Issuance Date) or (iii) any Note Party or any ERISA Affiliate (as defined in the Term Loan Agreement as in effect on the Issuance Date) shall have been notified by the sponsor of a Multiemployer Plan (as defined in the Term Loan Agreement as in effect on the Issuance Date) that it has incurred or will be assessed Withdrawal Liability (as defined in the Term Loan Agreement as in effect on the Issuance Date) to such Multiemployer Plan (as defined in the Term Loan Agreement as in effect on the Issuance Date) and such Person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(xvii)      (i) any Note Document shall for any reason cease to be, or shall be asserted in writing by the Issuer or any Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Issuer and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Issuer or any other Note Party not to be (other than in a notice to the Collateral Agent to take requisite actions to perfect such Lien), a valid and perfected security interest (perfected as and having the priority required by the Note Documents and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent (x) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage and the Required Holders shall be reasonably satisfied with the credit of such insurer or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority or (iii) the guarantees pursuant to the Security Documents by the Issuer or the Subsidiary Guarantors of any of the JSC Notes Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Issuer or any Subsidiary Guarantor not to be in effect or not to be legal, valid and binding obligations.

(b)               Redemption Right. Upon the occurrence of an Event of Default with respect to this JSC Note, the Issuer shall within one (1) Business Day deliver written notice thereof via facsimile or electronic mail and overnight courier (an “Event of Default Notice”) to the Holder. Subject to the terms of each Intercreditor Agreement, at any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Issuer to redeem all (but not less than all) of this JSC Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Issuer. Subject to the terms of each Intercreditor Agreement, each portion of this JSC Note subject to redemption by the Issuer pursuant to this Section 4(b) shall be redeemed by the Issuer in cash by wire transfer of immediately available funds at a price equal to (x) 100% of the Principal being redeemed plus (y) accrued and unpaid interest thereon (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 10. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this JSC Note by the Issuer, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, until the Event of Default Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. Notwithstanding anything to the contrary contained herein, any exercise of remedies pursuant to this Section 4(b) shall be subject to Section 6.3 of the Note Purchase Agreement.

(c)               Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, subject to the terms of each Intercreditor Agreement, the Issuer shall immediately pay to the Holder an amount in cash representing (x) 100% of all outstanding Principal plus (y) accrued and unpaid Interest, if any, in addition to any and all other amounts due hereunder (the “Bankruptcy Event of Default Redemption Price”), without the requirement for any notice or demand or other action by the Holder or any other Person; provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

(d)               Subject to the terms of the Intercreditor Agreements and the provisions of Section 6.3(b) of the Note Purchase Agreement, upon the occurrence of an Event of Default, the Holder shall (through the Collateral Agent to the extent applicable) have all rights and remedies under the other Note Documents at law or in equity.

5.                  RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE IN CONTROL.

(a)               Fundamental Transaction. Subject to the terms of each Intercreditor Agreement, if, at any time while this JSC Note is outstanding, a Fundamental Transaction occurs or is consummated, then, to the extent then permitted under applicable Laws, upon any subsequent conversion of this JSC Note, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash, assets or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of Common Stock into which this JSC Note is convertible immediately prior to such Fundamental Transaction (the “Alternate Consideration”). No such Fundamental Transaction shall occur unless prior to or simultaneously with the consummation thereof, any successor to the Issuer or the surviving entity shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this JSC Note.

(b)               Change in Control Redemption Right. No sooner than twenty (20) days nor later than fifteen (15) days prior to the consummation of a Change in Control, but not prior to the public announcement of such Change in Control, the Issuer shall deliver written notice thereof via facsimile or electronic mail and overnight courier to the Holder (a “Change in Control Notice”). Subject to the terms of each Intercreditor Agreement, at any time during the period beginning on the earliest to occur of (x) any oral or written agreement by the Issuer or any other Note Party, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change in Control, (y) the Holder becoming aware of a Change in Control if the Change in Control Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and (z) the Holder’s receipt of a Change in Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change in Control, the Holder may require the Issuer to redeem (a “Change in Control Redemption”) all or any portion of this JSC Note by delivering written notice thereof (“Change in Control Redemption Notice”) to the Issuer, which Change in Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Issuer to redeem. Subject to the terms of each Intercreditor Agreement, the portion of this JSC Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Issuer in cash by wire transfer of immediately available funds at a price equal to the Conversion Amount being redeemed (the “Change in Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 10 and shall have priority to payments to stockholders of the Issuer in connection with a Change in Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this JSC Note by the Issuer, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Change in Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

6.                  DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS.

(a)               Distribution of Assets. If the Issuer shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) pro rata to all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property, Options, evidence of Indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this JSC Note immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions.

(b)               Purchase Rights. If at any time the Issuer grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this JSC Note immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

7.                  ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price will be subject to adjustment from time to time as provided in this Section 7.

(a)               Adjustment of Conversion Price upon Issuance of Common Stock. If the Issuer issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, or the Issuer publicly announces the issuance or sale of, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Issuer, but excluding shares of Common Stock issued or sold, or in accordance with this Section 7(a) deemed to have been issued or sold, by the Issuer (x) in connection with any Excluded Securities, (y) for which the Holder received a Distribution in at least an equivalent amount pursuant to Section 6(a) and (z) adjusting the Conversion Price pursuant to Section 7(b)), for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to a price determined by multiplying the Applicable Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Issuer for the total number of additional shares of Common Stock so issued would purchase at the Applicable Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all securities convertible or exchangeable for shares of Common Stock had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of Common Stock had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)                 Issuance of Options. If the Issuer in any manner grants or sells, or the Issuer publicly announces the issuance or sale of, any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Issuer at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Issuer with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Issuer with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)              Issuance of Convertible Securities. If the Issuer in any manner issues or sells, or the Issuer publicly announces the issuance or sale of, any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Issuer at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange or exercise thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Issuer with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security less any consideration paid or payable by the Issuer with respect to such one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)            Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)             Calculation of Consideration Received. If any Option and/or Convertible Security is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Issuer (as determined by the Holder, the “Primary Security”, and together with such Option and/or Convertible Security, each a “Unit”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Issuer either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lowest of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Convertible Security, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 7(a)(i) or 7(a)(ii) above and (z) the lowest Weighted Average Price of the Common Stock on any Trading Day during the three (3) Trading Day period immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Principal Market on a Trading Day, such Trading Day shall be the first Trading Day in such three (3) Trading Day period). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Issuer therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Issuer will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Issuer will be the Closing Price of such publicly traded securities on the date of receipt of such publicly traded securities. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Issuer is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Issuer and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Issuer and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Issuer. Notwithstanding anything to the contrary contained in this Section 7(a), if the New Issuance Price calculated pursuant to this Section 7(a) would result in a price less than $0.01, the New Issuance Price shall be deemed to be $0.01.

(v)               Record Date. If the Issuer takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi)             No Readjustments. For the avoidance of doubt, in the event the Conversion Price has been adjusted pursuant to this Section 7(a) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Conversion Price be readjusted to the Conversion Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.

(b)               Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Issuer at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Issuer at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 7(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

8.                  NONCIRCUMVENTION. The Issuer hereby covenants and agrees that the Issuer will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this JSC Note, and will at all times in good faith carry out all of the provisions of this JSC Note and take all action as may be required to protect the rights of the Holder of this JSC Note.

9.                  RESERVATION OF AUTHORIZED SHARES.

(a)               Reservation. So long as any of this JSC Note or the Other Notes are outstanding, the Issuer shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of this JSC Note and the Other Notes a number of shares as shall be necessary to effect the conversion in full of this JSC Note and the Other Notes pursuant to the terms hereof and thereof (the “Required Reserve Amount”).

(b)               Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Issuer does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the applicable Required Reserve Amount (an “Authorized Share Failure”), then the Issuer shall immediately take all action necessary to increase the Issuer’s authorized shares of Common Stock to an amount sufficient to allow the Issuer to reserve the applicable Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Issuer shall either (x) obtain the majority written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder of the Issuer with an information statement, to the extent required by applicable Law, or (y) hold a meeting of the Issuer’s stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Issuer shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Issuer’s Board of Directors to recommend to the stockholders that they approve such proposal. If, despite the Issuer’s reasonable best efforts, approval of an increase in the number of authorized shares of Common Stock is not obtained, the Issuer shall hold an additional meeting of its stockholders every ninety (90) days until such approval is obtained. Notwithstanding the foregoing, the procedures set forth in Section 5.1 of the Note Purchase Agreement shall apply to resolving the Authorized Share Failure that exists as of the Closing Date in lieu of the procedures set forth in this Section 9(b).

10.              REDEMPTIONS.

(a)               Mechanics. The Issuer shall deliver the applicable Event of Default Redemption Price to the Holder within three (3) Business Days after the Issuer’s receipt of the Holder’s Event of Default Redemption Notice; provided that upon a Bankruptcy Event of Default, the Issuer shall deliver the applicable Bankruptcy Event of Default Redemption Price in accordance with Section 4(c) (as applicable, the “Event of Default Redemption Date”). If the Holder has submitted a Change in Control Redemption Notice in accordance with Section 5(b), the Issuer shall deliver the applicable Change in Control Redemption Price to the Holder (i) concurrently with the consummation of such Change in Control if such notice is received prior to the consummation of such Change in Control and (ii) within three (3) Business Days after the Issuer’s receipt of such notice otherwise (such date, the “Change in Control Redemption Date”). Subject to the terms of each Intercreditor Agreement, the Issuer shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the holder in writing to the Issuer on the applicable due date. In the event of a redemption of less than all of the Conversion Amount of this JSC Note, the Issuer shall promptly cause to be issued and delivered to the Holder a new JSC Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered. In the event that the Issuer does not pay a Redemption Price to the Holder within the time period required, at any time thereafter and until the Issuer pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Issuer to promptly return to the Holder all or any portion of this JSC Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Issuer’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Issuer shall immediately return this JSC Note, or issue a new JSC Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount to be redeemed and (z) the Conversion Price of this JSC Note or such new JSC Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Issuer and ending on and including the date on which the applicable Redemption Notice is voided.

(b)               Redemption by Other Holders. Upon the Issuer’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) or pursuant to corresponding provisions set forth in the Other Notes (each, an “Other Redemption Notice”), the Issuer shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile or electronic mail a copy of such notice. Subject to the terms of each Intercreditor Agreement, if the Issuer receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date that is three (3) Business Days prior to the Issuer’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Issuer’s receipt of the Holder’s Redemption Notice and the Issuer is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then, subject to Section 1(b) and analogous provisions under such Other Notes, the Issuer shall redeem the Notes in the following order of priority: (i) first, the Issuer shall redeem the maximum possible portion of the FILO C Notes submitted for redemption pursuant to such Other Redemption Notices received by the Issuer during such seven (7) Business Day period, pro rata among such FILO C Notes in proportion to the Principal amounts of the FILO C Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices, and (ii) second, the Issuer shall redeem the maximum possible portion of this JSC Note and the Other Notes constituting JSC Notes or Management JSC Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices, pro rata among this JSC Note and such Other Notes constituting JSC Notes or Management JSC Notes in proportion to the principal amounts of this JSC Note and such Other Notes constituting JSC Notes or Management JSC Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices.

(c)               Insufficient Assets. If upon a Redemption Date, the assets of the Issuer are insufficient to pay the applicable Redemption Price, the Issuer shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible portion of the applicable Redemption Price that it can redeem on such date in accordance with Section 10(b), and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Issuer become available to pay the balance of the applicable Redemption Price of this JSC Note and the Other Notes, the Issuer shall use such assets, at the end of the then current fiscal quarter, to pay the balance of such Redemption Price of this JSC Note and the Other Notes, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such fiscal quarter for any other purpose. Interest on the Principal amount of this JSC Note and the Other Notes that have not been redeemed shall continue to accrue until such time as the Issuer redeems this JSC Note and the Other Notes. Subject to the terms of each Intercreditor Agreement, the Issuer shall pay to the Holder the applicable Redemption Price without regard to the legal availability of funds unless expressly prohibited by applicable Law or unless the payment of the applicable Redemption Price could reasonably be expected to result in personal liability to the directors of the Issuer.

11.              VOTING RIGHTS. The Holder shall have no voting rights as the holder of this JSC Note, except as required by law and as expressly provided in this JSC Note or the other Transaction Documents.

12.              SECURITY. This JSC Note is secured to the extent and in the manner set forth herein and in the Security Documents.

13.              RANK. All payments due under this JSC Note shall rank pari passu with all other senior Indebtedness of the Issuer and its Subsidiaries, subject to each Intercreditor Agreement.

14.              [Reserved.]

15.              AFFIRMATIVE COVENANTS. Until all of the JSC Notes have been converted, redeemed or otherwise satisfied in full in accordance with their terms (whether as a result of conversion or repayment in full of the principal thereof), unless otherwise agreed to by the Required Holders, the Issuer shall, and shall cause each other Note Party to, directly and indirectly, perform and observe the covenants contained in the Note Documents that are applicable to such Note Party.

16.              VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The written consent of the Required Holders shall be required for any change or amendment or waiver of any provision to this JSC Note or any of the Other Notes; provided that, notwithstanding the foregoing, any amendment or waiver that (i) decreases or forgives the Principal amount of, or decreases the Interest Rate on, this JSC Note, (ii) postpones the scheduled date of payment of the Principal amount of this JSC Note, or any Interest hereon, or (iii) amends or modifies any provision of this JSC Note relating to the conversion of this JSC Note into shares of Common Stock in a manner adverse to the Holder (clauses (i), (ii) and (iii), each, a “Sacred Rights Amendment”), in each case, shall require the consent of the Holder and the Issuer only and not, for the avoidance of doubt, the Required Holders. Any change, amendment or waiver to any Note or Notes approved by the Issuer and the Required Holders in respect of a provision of another Note which is identical to a provision of this JSC Note shall be binding on the Holder of this JSC Note and all holders of the Other Notes; provided that this sentence shall not apply to any Sacred Rights Amendment; provided, further, that any change to this Section 16 in any Note shall require the consent of all Holders.

17.              TRANSFER. This JSC Note and any shares of Common Stock issued upon conversion of this JSC Note may be offered, sold, assigned or transferred by the Holder without the consent of the Issuer, subject only to the provisions of Section 5.4 of the Note Purchase Agreement and as permitted by applicable Law.

18.              REISSUANCE OF THIS JSC NOTE.

(a)               Transfer. Subject to the terms of each Intercreditor Agreement, if this JSC Note is to be transferred, the Holder shall surrender this JSC Note to the Issuer, whereupon the Issuer will forthwith issue and deliver upon the order of the Holder a new JSC Note (in accordance with Section 18(d) and subject to Section 3(c)(iii)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new JSC Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this JSC Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this JSC Note, the outstanding Principal represented by this JSC Note may be less than the Principal stated on the face of this JSC Note.

(b)               Lost, Stolen or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this JSC Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of this JSC Note, the Issuer shall execute and deliver to the Holder a new JSC Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)               Note Exchangeable for Different Denominations. This JSC Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for a new JSC Note or JSC Notes (in accordance with Section 18(d)) representing in the aggregate the outstanding Principal of this JSC Note, and each such new JSC Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)               Issuance of New Notes. Whenever the Issuer is required to issue a new JSC Note pursuant to the terms of this JSC Note, such new JSC Note (i) shall be of like tenor with this JSC Note, (ii) shall represent, as indicated on the face of such new JSC Note, the Principal remaining outstanding (or in the case of a new JSC Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new JSC Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this JSC Note immediately prior to such issuance of new JSC Notes), (iii) shall have an issuance date, as indicated on the face of such new JSC Note, which is the same as the Issuance Date of this JSC Note, (iv) shall have the same rights and conditions as this JSC Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

19.              REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this JSC Note shall be cumulative and in addition to all other remedies available under this JSC Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Issuer to comply with the terms of this JSC Note. The Issuer covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Issuer (or the performance thereof). The Issuer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Issuer therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

20.              PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. Subject to the terms of each Intercreditor Agreement, if (a) this JSC Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this JSC Note or to enforce the provisions of this JSC Note or (b) there occurs any bankruptcy, reorganization, receivership of the Issuer or other proceedings affecting Issuer creditors’ rights and involving a claim under this JSC Note, then the Issuer shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

21.              CONSTRUCTION; HEADINGS. This JSC Note shall be deemed to be jointly drafted by the Issuer and all the Purchasers of the Notes and shall not be construed against any person as the drafter hereof. The headings of this JSC Note are for convenience of reference and shall not form part of, or affect the interpretation of, this JSC Note.

22.              FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

23.              DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Issuer shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Issuer are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Issuer shall, within one (1) Business Day submit via facsimile or electronic mail (a) the disputed determination of the Closing Price or the Weighted Average Price to an independent, reputable investment bank selected by the Holder and approved by the Issuer, such approval not to be unreasonably withheld, conditioned or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Issuer, such approval not to be unreasonably withheld, conditioned or delayed. The Issuer, at the Issuer’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Issuer and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

24.              NOTICES; PAYMENTS.

(a)               Notices. Whenever notice is required to be given under this JSC Note, unless otherwise provided herein, such notice shall be given in accordance with Section 6.7 of the Note Purchase Agreement. The Issuer shall provide the Holder with prompt written notice of all actions taken pursuant to this JSC Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Issuer shall give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least five (5) Business Days prior to the date on which the Issuer closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)               Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this JSC Note, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds by providing the Issuer with prior written notice setting out such request and the Holder’s wire transfer instructions; provided, that the Holder may elect to receive a payment of cash by a check drawn on the account of the Issuer and sent via overnight courier service to such Person at such address as previously provided to the Issuer in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on Schedule I attached to the Note Purchase Agreement). Whenever any amount expressed to be due by the terms of this JSC Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

25.              CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this JSC Note have been paid in full, this JSC Note shall automatically be deemed canceled, shall be surrendered to the Issuer for cancellation and shall not be reissued.

26.              WAIVER OF NOTICE. To the extent permitted by law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this JSC Note and the Note Purchase Agreement.

27.              GOVERNING LAW; JURISDICTION; JURY TRIAL. This JSC Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this JSC Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Issuer hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Issuer hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 6.7 of the Note Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Issuer in any other jurisdiction to collect on the Issuer’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE ISSUER AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS JSC NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

28.              SEVERABILITY. If any provision of this JSC Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this JSC Note so long as this JSC Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

29.              SOFR AMENDMENT. Notwithstanding anything to the contrary herein or in the Note Purchase Agreement, if the Holder determines in good faith that:

(a)               adequate and reasonable means do not exist for ascertaining SOFR for any applicable interest period because the SOFR quote on the applicable screen page (or other source) used to determine SOFR (“SOFR Screen Rate”) is not available or published on a current basis and such circumstances are unlikely to be temporary;

(b)               the administrator of the SOFR Screen Rate or a Governmental Authority having jurisdiction over the Holder has made a public statement identifying a specific date (“SOFR Scheduled Unavailability Date”) after which SOFR or the SOFR Screen Rate will no longer be available or used for determining the interest rate of loans; or

(c)               similar debt instruments then currently being executed generally, or debt instruments that include language similar to that contained in this Section are generally being amended to, incorporate or adopt a new benchmark interest rate to replace SOFR;

then, reasonably promptly after such determination, the Holder and the Issuer shall amend this JSC Note to replace SOFR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated debt instruments for such alternative benchmarks (“SOFR Successor Rate”), together with any proposed SOFR Successor Rate Conforming Changes and the amendment shall be immediately effective.

If no SOFR Successor Rate has been determined and the circumstances under clause (a) above exist or the SOFR Scheduled Unavailability Date has occurred, the Holder will promptly notify the Issuer. Thereafter, the SOFR component shall no longer be used in determining the Note Interest Rate and the Holder will determine (in its reasonable judgment), after consultation with the Issuer, a temporary replacement for the SOFR component of the Note Interest Rate until a SOFR Successor Rate can be implemented.

30.           CERTAIN DEFINITIONS. Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement (whether directly or by reference to another agreement or document), and the following terms shall have the following meanings:

(a)            “Approved Stock Plan” shall mean any employee benefit plan that has been approved by the board of directors of the Issuer prior to or subsequent to the Subscription Date pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer or director for services provided to the Issuer in their capacity as such.

(b)           “Bloomberg” shall mean Bloomberg Financial Markets.

(c)            “Cash Interest Election Notice” shall mean a written notice delivered by the Issuer to the Holder stating that from and after the date of such notice the Issuer intends to pay interest hereunder on each Interest Date in cash unless the Holder delivers an Interest Conversion Notice in accordance with Section 2(a) with respect to an Interest Date.

(d)           “Change in Control” shall mean any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Equity Interests of the Issuer in which holders of the Issuer’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold, directly or indirectly, in all material respect, the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Issuer.

(e)            “Closing Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing price or last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as mutually determined by the Issuer and the Holder. If the Issuer and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(f)            “Common Stock” means (i) the Issuer’s shares of Common Stock, par value $0.01 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(g)           “Conversion Shares” shall mean shares of Common Stock issuable by the Issuer pursuant to the terms of any of the Notes, including any related Interest so converted or redeemed.

(h)           “Convertible Securities” shall mean any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(i)             “Eligible Market” shall mean the Principal Market, The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, or the NYSE American.

(j)             “Equity Interests” shall mean (a) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, Options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(k)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)            “Excluded Securities” shall mean (i) shares of Common Stock or standard options to purchase Common Stock issued to directors, officers or employees of the Issuer for services rendered to the Issuer in their capacity as such pursuant to an Approved Stock Plan, provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 5% of the Common Stock issued and outstanding immediately prior to the Subscription Date and (B) the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Purchasers; (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities or Options (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered (other than in accordance with the terms thereof in effect as of the Issuance Date (without regard to any amendment or waiver thereof on or after the Issuance Date) from the conversion price in effect as of the Issuance Date, none of such Convertible Securities or Options (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities or Options (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Purchasers; or (iii) the shares of Common Stock issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes; provided, that the terms of the Notes are not amended, modified or changed on or after the Subscription Date (other than in accordance with the terms thereof, including antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date).

(m)           [Reserved].

(n)           “Fundamental Transaction” shall mean:

(i)                 a sale or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries or a sale of 100% of the Equity Interests of TMI Holdings, Inc., a Delaware corporation, or Tuesday Morning, Inc., a Texas corporation;

(ii)              any merger, consolidation or similar transaction upon which the outstanding Equity Interests of the Issuer shall no longer be registered pursuant to the Exchange Act; or

(iii)            a Change in Control (or comparable event) as defined in the ABL Credit Agreement or the Term Loan Agreement.

(o)         “Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

(p)           “Interest Period” shall mean each period commencing on an Interest Date and ending on the date preceding the next Interest Date; provided that the first Interest Period shall begin on the Issuance Date.

(q)           “Interest Rate” shall mean the Note Interest Rate plus (if applicable) the Default Rate; provided that the Interest Rate for the initial Interest Period shall only apply until the first Interest Date occurring after the Closing Date.

(r)            “Material Adverse Effect” shall mean a material adverse change in, or material adverse effect on (a) the business, assets, financial condition or results of operations, in each case of the Issuer and the Subsidiaries, taken as a whole, (b) the validity or enforceability of the Note Documents, (c) the ability of the Note Parties, taken as a whole, to perform their obligations under the Note Documents, (d) the Collateral, or the Collateral Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (e) the rights and remedies (taken as a whole) of the Collateral Agent and the Holders under the Loan Documents.

(s)            “Material Indebtedness” shall mean (i) the ABL Loan Obligations, (ii) the Term Loan Obligations and (iii) any other Indebtedness, of any one or more of the Issuer and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.

(t)            “Note Interest Rate” shall mean a rate equal to the sum of (x) SOFR and (y) 6.50% per annum.

(u)           “Note Purchase Agreement” shall mean that certain Note Purchase Agreement dated as of the Subscription Date and as amended and restated on September 20, 2022, by and among the Issuer and the investors listed on the signature pages attached thereto and TASCR Ventures CA, LLC, as collateral agent, pursuant to which the Issuer issued the Notes, as amended from time to time.

(v)           “Notes” shall mean, collectively, this JSC Note and the Other Notes.

(w)          “Options” shall mean any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(x)           “Other Notes” shall mean, collectively, (i) the JSC Notes other than this JSC Note, (ii) the FILO C Notes and (iii) the Management JSC Notes.

(y)           “Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(z)            “Principal Market” shall mean The Nasdaq Capital Market.

(aa)         “Redemption Dates” shall mean, collectively, the Event of Default Redemption Dates and the Change in Control Redemption Dates, as applicable, each of the foregoing, individually, a Redemption Date.

(bb)        “Redemption Notices” shall mean, collectively, the Event of Default Redemption Notices and the Change in Control Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(cc)          “Redemption Prices” shall mean, collectively, the Event of Default Redemption Prices and the Change in Control Redemption Prices, each of the foregoing, individually, a Redemption Price.

(dd)         “Securities Act” shall mean the Securities Act of 1933, as amended.

(ee)          ”Semi-Annual Period” shall mean each of: the period beginning on and including January 1 and ending on and including June 30 and the period beginning on and including July 1 and ending on and including December 31; provided that the Semi-Annual Period ending December 31, 2022 shall commence on the Issuance Date.

(ff)           “SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator for an interest period of six (6) months (which shall in no event be less than zero), in each case, as of the date that is two (2) Business Days before the first day of each Interest Period.

(gg)         “SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

(hh)         “SOFR Successor Rate Conforming Changes” shall mean, with respect to any proposed SOFR Successor Rate, any conforming changes to this JSC Note, including changes to the definitions of “Note Interest Rate” or “Interest Period”, timing and frequency of determining rates and payments of interest and other administrative matters as may be appropriate, in the Holders’ reasonable discretion, to reflect the adoption of such SOFR Successor Rate and to permit its administration in a manner substantially consistent with market practice (or, if the Holder reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such SOFR Successor Rate exists, in such other manner of administration as the Holders reasonably determines in consultation with the Issuer). Such changes shall provide that the SOFR Successor Rate cannot be less than zero for purposes of this JSC Note.

(ii)            “Standard Settlement Period” shall mean the standard settlement period, expressed in a number of Trading Days, on the principal securities exchange or securities market on which the Common Stock is then traded as in effect on the date of delivery of the applicable Conversion Notice.

(jj)            “Subscription Date” shall mean September 9, 2022.

(kk)          “Subsidiary” shall mean any direct or indirect subsidiary of the Issuer or a Note Party, as applicable.

(ll)            “subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent and/or one or more subsidiaries of the parent.

(mm)       “Trading Day” shall mean any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded.

(nn)         “United States” and “U.S.” shall mean the United States of America.

(oo)         “Weighted Average Price” shall mean, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” function, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Issuer and the Holder. If the Issuer and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

31.              Rule of Construction. Any definition or provision in this JSC Note or any other Note Document that is incorporated by reference to another document or agreement (including, for the avoidance of doubt, the ABL Credit Agreement and the Term Loan Agreement) shall be incorporated as such definition or provision exists in such document or agreement on the Closing Date without giving effect to any further amendments and/or supplements thereto, unless otherwise consented to by the Required Holders.

32.              Intercreditor Agreements. This JSC Note is subject to the terms and conditions set forth in each Intercreditor Agreement in all respects and, in the event of any conflict between the terms of any Intercreditor Agreement and this JSC Note, the terms of the applicable Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, the ABL Administrative Agent or the Term Loan Agent, as applicable, pursuant to any Note Document, ABL Loan Document or Term Loan Document, and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent, the ABL Administrative Agent or the Term Loan Agent, as applicable under any Note Document, under any ABL Loan Document or under any Term Loan Document and any other agreement entered into in connection with any of the foregoing are subject to the provisions of each Intercreditor Agreement and in the event of any conflict between the terms of any Intercreditor Agreement, any other Note Document, any ABL Loan Document, any Term Loan Document and any other agreement entered into in connection with any of the foregoing, the terms of the applicable Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy or the Note Parties’ covenants and obligations. In addition, all payments required to be made by the Note Parties hereunder (whether in respect of principal, interest, fees or otherwise) are subject to the provisions of each Intercreditor Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this JSC Note to be duly executed as of the Issuance Date set out above.

Tuesday Morning Corporation

By:	/s/ Fred Hand
Name: Fred Hand
Title: Chief Executive Officer

Signature Page to JSC Note

Exhibit I

TUESDAY MORNING CORPORATION
CONVERSION NOTICE

Reference is made to the JSC Note (the “Note”) issued to the undersigned by Tuesday Morning Corporation, a Delaware corporation (the “Issuer”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.01 per share (the “Common Stock”) of the Issuer, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted or number of Conversion Shares to be issued upon conversion:

Please confirm the following information:

Conversion Price:

If Aggregate Conversion Amount is provided above, number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted to the Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Address:

Facsimile Number and Electronic Mail:

I-1

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

I-2

ACKNOWLEDGMENT

The Issuer hereby acknowledges this Conversion Notice and hereby directs Computershare, Inc. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated September __, 2022 from the Issuer and acknowledged and agreed to by Computershare, Inc.

Tuesday Morning Corporation

By:
Name:
Title:

I-3